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Exhibit 99.1

Venoco, Inc.
www.venocoinc.com

For Immediate Release
April 4, 2006

Venoco, Inc. Announces Update to 2005 Financial Information

        DENVER, Colorado—(PRNEWSWIRE)—April 4, 2006:    Venoco, Inc. (VEN**) previously reported financial and operating results for the fourth quarter of 2005 and for the full-year 2005 on March 31, 2006. This release is to correct certain information regarding the Oil and Gas Prices received for the quarters ended December 31, 2005 and 2004. The information should have read as follows:

	Three-Months Ended December 31,
			% Change
	2005	2004
Oil Price per Barrel Produced (in dollars)
Realized price before hedging loss	$50.65	$38.36	32%
Realized hedging loss	(9.26)	(8.19)	13%

Net realized	$41.39	$30.17	37%

Natural Gas Price per Mcf (in dollars)
Realized price before hedging loss	$9.98	$6.24	60%
Realized hedging loss	(0.31)	—	—

Net realized	$9.67	$6.24	55%

Average Sale Price per BOE	$46.38	$31.88	45%

About the Company

        Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties in California and Texas. It has headquarters in Denver, Colorado and regional offices in Carpinteria, California and Houston, Texas. Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operating interests in three other platforms, operates two onshore properties in Southern California, operates extensive operations in Northern California's Sacramento Basin and operates numerous fields in the Texas Gulf Coast and South Texas.

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This release can be found at http://www.venocoinc.com
SOURCE Venoco, Inc.

For more information contact: Mike Edwards, VP (805) 745-2123 direct, (805) 455-9658 cell

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Venoco, Inc. Announces Update to 2005 Financial Information